Exhibit 99.1

FOR RELEASE July 22, 2004; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Second Quarter 2004 Results

PORTLAND, Ore. — July 22, 2004 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the second quarter of 2004 of $1.82 per diluted share, compared to $1.27 per diluted share for the second quarter of 2003. Net income for the same periods was $52.5 million and $37.2 million, respectively. After-tax net capital gains were $1.0 million for the second quarter of 2004, compared to $2.4 million for the second quarter of 2003. Net income excluding after-tax net capital gains was $1.79 per diluted share for the second quarter of 2004, an increase of over 50% compared to $1.19 per diluted share for the second quarter of 2003. (See discussion of non-GAAP financial measures below.)

Factors contributing to the increase in net income for the second quarter of 2004 include a favorable benefit ratio (the ratio of benefits to policyholders and interest credited to premiums) in the Company’s employee benefits business, strong growth in assets under management in its retirement plans and individual annuities businesses, and a reduction in federal income taxes of approximately $4 million, or $0.13 per diluted share, from the resolution of prior years’ tax examinations.

“Our results were outstanding again this quarter,” said Eric E. Parsons, chairman, president and chief executive officer. “While we continue to experience slower premium growth, we expect that our employee benefit sales will improve along with the economy, and the prospects for all of our businesses continue to be strong.”

Year-to-Date

Net income for the six months ended June 30, 2004, was $3.29 per diluted share, compared to $2.37 per diluted share for the same period in 2003. Net income for these same periods was $96.1 million and $69.4 million, respectively. After-tax net capital gains for the six months ended June 30, 2004 and 2003 were $3.9 million and $1.7 million, respectively.

Net income excluding after-tax net capital gains and losses for the six months ended June 30, 2004, was $3.16 per diluted share, a 36.8% increase compared to $2.31 per diluted share for the six months ended June 30, 2003. The increase in net income per diluted share for the first six months of 2004 was primarily due to favorable claims experience and the release of $6 million of reserves as a result of continuing favorable claims recovery patterns in the Employee Benefits segment.

Business Segments Second Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $62.9 million for the second quarter of 2004, compared to $42.3 million for the second quarter of 2003. The increase in income before income taxes was primarily due to a favorable benefit ratio.

At 77.0%, the benefit ratio for this segment was well below the Company’s current expected benefit ratio range of 81% to 83%. Factors affecting the benefit ratio for this quarter and year included favorable claims experience and the release of an additional $3 million of reserves in the second quarter as a result of continuing favorable claims recovery patterns. The favorable experience for the quarter and year-to-date was primarily in the large case market. In 2003, experience from this same market segment was not favorable. The expected benefit ratio range continues to be 81% to 83% over time. The benefit ratio can fluctuate widely from quarter to quarter.

Excluding experience rated refunds of $5.1 million and $6.6 million for the second quarter of 2004 and 2003, respectively, premiums for the Employee Benefits segment were $386.2 million for the second quarter of 2004, compared to $381.9 million for the second quarter of 2003. Sales, reported as annualized new premiums, for the second quarter of 2004 were $37.0 million, compared to $45.7 million for the second quarter of 2003. Employee Benefits new sales continue to be hampered by current economic conditions, including slow job growth and the impact of medical cost inflation on employer budgets. Reported new sales for the Employee Benefits segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $8.6 million for the second quarter of 2004, compared to $11.6 million for the second quarter of 2003. The decrease in income before income taxes was primarily due to lower premiums in the second quarter of 2004, compared to the second quarter of 2003.

The benefit ratio for this segment, which is the ratio of benefits to policyholders to premiums, was 84.7% for the second quarter of 2004, compared to 79.6% for the second quarter of 2003. For 2004, the benefit ratio is expected to be in the range of 80% to 95%. The benefit ratio can fluctuate widely from quarter to quarter.

Premiums for this segment can fluctuate from quarter to quarter due in part to an experience-rated reinsurance agreement on a block of disability policies. Reinsurance premiums under this agreement, which are recorded as an adjustment to premiums, reduced premiums by $2.1 million in the second quarter of 2004, compared to a $2.9 million increase in premiums in the second quarter of 2003.

In the individual fixed-rate annuities business, assets under management reached a record $1.01 billion in the second quarter of 2004. Fixed annuity sales were strong in the quarter and are expected to remain strong in the second half of 2004.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $2.5 million for the second quarter of 2004, compared to $0.9 million for the second quarter of 2003. Fees associated with assets under management were higher in the second quarter of 2004 compared to the same period in 2003, as assets under management increased to $2.91 billion at June 30, 2004, compared to $2.13 billion a year ago. The increase in assets under management was due to continued deposit growth, good customer retention, strong sales and higher market values of equity investments in the separate account.

Other

StanCorp’s other businesses reported income before income taxes of $1.3 million for the second quarter of 2004, compared to $2.5 million for the second quarter of 2003. Income before income taxes for the second quarter of 2004 included net capital gains of $1.6 million compared to $3.7 million for the second quarter of 2003. Net capital gains in the second quarter of 2004 resulted primarily from the sale of bonds. Net capital gains in the second quarter of 2003 resulted primarily from the sale of bonds and real estate.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated a record $372.0 million of commercial mortgage loans in the second quarter of 2004, compared to $226.5 million for the same period a year ago.

Investments

At June 30, 2004, 62.1% of the investment portfolio consisted of fixed maturity securities and 36.7% was held in commercial mortgage loans, with the remainder being real estate. The Company is investing more cash flows into commercial mortgage loans over time to increase the portfolio allocation to approximately 60% fixed maturity securities and 40% commercial mortgage loans. Depending on commercial mortgage loan prepayment activity, we anticipate that commercial mortgage loans will exceed 38% of the investment portfolio by the end of 2004.

At June 30, 2004, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s). At June 30, 2004, the amount of the fixed maturity securities portfolio that was below investment grade was $158.1 million, or 3.6%, which included $100.6 million in an outside managed high-yield portfolio.

Mortgage loan prepayment fees were $4.9 million in the second quarter of 2004 compared to $3.4 million for the second quarter of 2003. Year-to-date mortgage loan prepayment fees totaled $7.8 million and $6.1 million for the first six months of 2004 and 2003, respectively.

Shares Outstanding

Diluted weighted average shares outstanding for the second quarters of 2004 and 2003 were 28.9 million and 29.2 million, respectively. During the second quarter of 2004, StanCorp repurchased 882,000 shares at a total cost of $54.8 million. During the first six months of 2004, StanCorp repurchased 1.1 million shares at a total cost of $66.6 million. At June 30, 2004, the Company had 436,900 shares remaining under its current repurchase authorization, which expires on December 31, 2005.

Financial Objectives

StanCorp has three publicly stated financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance.

The financial objectives, which include non-GAAP financial measures as discussed below, are to:

•	Grow premiums by 10% to 12% per year. At the beginning of 2004, the Company’s premium growth target range for 2004 was lowered to 6.5% to 8% to reflect anticipated slow job growth and the impact of medical cost inflation on employer budgets. Premiums for the six months ended June 30, 2004, were $816.2 million, a 1.1% increase over $807.3 million for the same period in 2003. The Company now believes its full year 2004 premium growth is likely to be under 4% primarily due to slower premium growth in the Employee Benefits segment. We assume economic conditions for employers will improve for 2005 and therefore, premium growth will return to the 10% to 12% range.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. Earlier in the year, we reduced our expectations for growth in net income per diluted share for the full year 2004 to be in the range of 4% to 6%, or $5.35 to $5.45 per diluted share to reflect:

•	the higher earnings base established in 2003 as a result of stronger than anticipated 2003 financial results,

•	reduced premium growth as discussed above,

•	a budgeted pre-tax expense of approximately $13 million for improvements to the Employee Benefits systems to enhance customer service and secure operating efficiencies in future years, and

•	the effect of favorable and sustained claim recovery patterns. Should these recovery patterns continue throughout 2004, the positive impact to earnings for the full year could be as much as $12 million pre-tax.

Growth in net income per diluted share exceeded the Company’s expectations in the first half of the year due in large part to a favorable benefit ratio in the Employee Benefits segment. Given the year-to-date growth in net income per diluted share excluding net after-tax capital gains and losses, the 2004 growth is expected to be closer to the long-term objective of 12% to 15%.

•	Achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% for 2005. For the first half of 2004, return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, was 15.8%. The Company affirms the objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% for 2005.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles)

measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 30,000 group insurance policies in force covering almost 6.5 million employees as of June 30, 2004. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s second quarter 2004 results today, July 22, 2004, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 10, 2004.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #797752. The replay will be available through August 1, 2004.

Disclosure

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved.

These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “if,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) adequacy of reserves established for future policy benefits; (ii) claims experience and changes in morbidity, mortality and persistency; (iii) events of terrorism, natural disasters, or other catastrophic events; (iv) availability and adequacy of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (v) changes in interest rates or the condition of the economy; (vi) the impact of rising medical costs on employer budgets for employee benefits; (vii) integration and performance of business assumed through reinsurance; (viii) concentration of commercial mortgage loan assets collateralized in California; (ix) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (x) competition from other insurers and financial services companies; (xi) declines in financial strength ratings; (xii) changes in the regulatory environment at the state or federal level; (xiii) adverse findings in litigation or other legal proceedings; (xiv) receipt of dividends from or contributions to our subsidiaries; (xv) adequacy of the diversification of risk by industry, geography and customer size; (xvi) adequacy of matching between assets and liabilities; (xvii) achievement of financial objectives, including growth of premiums and annuity deposits, earnings, assets under management including performance of equities in the separate account, return on equity, or expense management objectives; (xviii) ability to attract and retain employee sales representatives and managers; and (xix) concentration of risk inherent in group life products.

Given these uncertainties or circumstances, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$381.1	$375.3	$759.1	$751.2
Individual Insurance	22.2	25.0	44.6	45.3
Retirement Plans	6.2	5.7	12.5	10.8

Total premiums	409.5	406.0	816.2	807.3

Net investment income:
Employee Benefits	62.9	62.0	125.2	123.7
Individual Insurance	27.5	27.3	55.4	54.5
Retirement Plans	14.8	14.0	29.1	28.2
Other	7.4	6.2	14.6	10.2

Total net investment income	112.6	109.5	224.3	216.6
Net capital gains	1.6	3.7	6.1	2.6
Other	1.8	1.7	3.4	3.1

Total revenues	525.5	520.9	1,050.0	1,029.6

Benefits and expenses:
Benefits to policyholders	312.8	333.0	632.2	657.2
Interest credited	19.4	19.2	37.7	37.8
Operating expenses	72.5	67.7	145.2	138.7
Commissions and bonuses	37.4	36.5	75.4	72.0
Premium taxes	7.3	5.0	14.5	11.7
Interest expense	4.3	4.4	8.7	8.8
Net increase in deferred acquisition costs and value of business acquired	(3.5)	(2.2)	(6.2)	(3.4)

Total benefits and expenses	450.2	463.6	907.5	922.8

Income (loss) before income taxes:
Employee Benefits	62.9	42.3	113.0	86.9
Individual Insurance	8.6	11.6	19.8	20.0
Retirement Plans	2.5	0.9	4.2	1.6
Other	1.3	2.5	5.5	(1.7)

Total income before income taxes	75.3	57.3	142.5	106.8

Income taxes	22.8	20.1	46.4	37.4

Net income	52.5	37.2	96.1	69.4

Other comprehensive income (loss) net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	(134.8)	78.8	(76.0)	99.9
Reclassification adjustment for net capital (gains) losses included in net income, net	(2.6)	0.7	(5.3)	0.1

Total	(137.4)	79.5	(81.3)	100.0

Comprehensive income (loss)	$(84.9)	$116.7	$14.8	$169.4

Net income per common share:
Basic	$1.84	$1.29	$3.33	$2.40
Diluted	1.82	1.27	3.29	2.37

Weighted-average common shares outstanding:
Basic	28,567,118	28,937,380	28,868,743	28,936,001
Diluted	28,850,613	29,230,629	29,197,519	29,227,683

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2004	December 31, 2003
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,411.7	$4,524.8
Commercial mortgage loans, net	2,608.2	2,319.8
Real estate, net	79.6	77.2
Policy loans	4.5	4.6

Total investments	7,104.0	6,926.4
Cash and cash equivalents	44.2	34.5
Premiums and other receivables	75.0	73.3
Accrued investment income	82.9	82.8
Amounts recoverable from reinsurers	890.2	871.9
Deferred acquisition costs and value of business acquired, net	208.2	200.7
Property and equipment, net	71.8	71.3
Other assets	52.0	35.1
Separate account assets	1,952.5	1,685.7

Total assets	$10,480.8	$9,981.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,374.2	$4,294.9
Other policyholder funds	2,269.3	2,100.3
Deferred tax liabilities	100.5	153.7
Short-term debt	49.6	2.7
Long-term debt	273.3	272.0
Other liabilities	195.8	162.9
Separate account liabilities	1,952.5	1,685.7

Total liabilities	9,215.2	8,672.2

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 28,369,769 and 29,300,723 shares issued at June 30, 2004 and December 31, 2003, respectively	614.7	673.4
Accumulated other comprehensive income	79.0	160.3
Retained earnings	571.9	475.8

Total shareholders’ equity	1,265.6	1,309.5

Total liabilities and shareholders' equity	$10,480.8	$9,981.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	Unaudited		Unaudited
Reconciliation of non-GAAP financial measures:
Total premiums	$409.5	$406.0	$816.2	$807.3
Experience rated refunds*	(5.1)	(6.6)	(9.5)	(12.8)

Total premiums adjusted to exclude experience rated refunds	$414.6	$412.6	$825.7	$820.1

Net income	$52.5	$37.2	$96.1	$69.4
After-tax net capital gains	1.0	2.4	3.9	1.7

Net income excluding after-tax net capital gains	$51.5	$34.8	$92.2	$67.7

Net capital gains	$1.6	$3.7	$6.1	$2.6
Taxes on net capital gains	0.6	1.3	2.2	0.9

After-tax net capital gains	$1.0	$2.4	$3.9	$1.7

Diluted earnings per common share:
Net income	$1.82	$1.27	$3.29	$2.37
After-tax net capital gains	0.03	0.08	0.13	0.06

Net income excluding after-tax net capital gains	$1.79	$1.19	$3.16	$2.31

Shareholders' equity			$1,265.6	$1,318.4
Accumulated other comprehensive income			79.0	247.4

Shareholders' equity excluding accumulated other comprehensive income			$1,186.6	$1,071.0

Net income return on average equity			14.9%	11.2%
Net income return on average equity (excluding accumulated other comprehensive income)			16.5	13.4
Net income return on average equity (excluding after-tax net capital gains and accumulated other comprehensive income)			15.8	13.0

Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits (including interest credited)	77.0%	83.2%	78.4%	82.3%
Individual Insurance	84.7	79.6	81.6	83.2

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$64.1	$56.7	$126.7	$98.2
Net gain from operations after federal income taxes and before realized capital gains/losses	55.9	31.6	90.2	55.0

			June 30, 2004	December 31, 2003
			Unaudited
Capital and surplus			$922.0	$876.1
Asset valuation reserve			63.9	54.3

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.